Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), by and between TherapeuticsMD, Inc., a Nevada corporation (the “Company”), and Brian Bernick, M.D. (“Executive”) is entered into and effective as of the 17th day of December, 2015 (the “Effective Date”).

WHEREAS, the Company desires to employ Executive, and Executive desires to accept such employment, pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth in this Agreement, the parties hereto agree as follows:

1. Employment and Duties.

(a) Employment and Term. The Company hereby agrees to employ Executive, and Executive hereby agrees to serve the Company, in accordance with the terms and conditions set forth herein, for a period of one (1) year, commencing as of the Effective Date (such one (1) year period, as it may be extended pursuant to this Section 1(a), the “Term”), unless sooner terminated pursuant to Section 3 hereof. Commencing on the first anniversary of the Effective Date, and each anniversary thereafter, the Term shall automatically be extended for one (1) additional year, unless at least ninety (90) days prior to such anniversary, the Company or Executive shall have given notice in accordance with Section 7 that it or he does not wish to extend the Term.

(b) Duties of Executive. Executive shall serve as the Chief Clinical Officer of the Company, shall diligently perform all services as may be reasonably assigned to him by the Company’s Board of Directors (the “Board”), the Company’s Chief Executive Officer (the “CEO”), or their respective designees, and shall exercise such power and authority as may from time to time be delegated to him by the Board or the CEO. During his employment, Executive shall devote his time, energy, and ability to the business and interests of the Company, shall be physically present at the Company’s offices in Boca Raton, Florida during normal business hours each week (other than permitted periods of working remotely, PTO and on appropriate business travel for the benefit of the Company or upon the prior approval of the CEO), and shall not, without the Company’s prior written consent, be engaged in any other business activity pursued for gain, profit, or other pecuniary advantage if such activity interferes in any material respect with Executive’s duties and responsibilities hereunder. In his capacity as the Chief Clinical Officer of the Company, Executive shall do and perform all services, acts, or things necessary or advisable to manage and conduct the business of the Company, subject to the policies and procedures set by the Company, including, but not limited to planning, implementing, managing and overseeing all clinical trial programs, including oversight and management of clinical research organizations and serving as primary contact and liaison with clinical sites and principal investigators; conducting and supervising medical affairs; developing and maintaining key opinion leader relationships; reviewing and authoring appropriate scientific presentations, publications, abstracts and posters in connection with the Company’s clinical trials and research and development initiatives or as may be requested by the Company; coordinate efforts with Company’s Chief Medical Officer (the “CMO”) and handle other related projects as requested from time to time by the Company. It shall not be a violation of this Agreement for Executive, and Executive shall be permitted, to (i) provide clinical obstetrical /gynecological services, (ii) serve on any one (1) civic or charitable board; (iii) deliver lectures, fulfill speaking engagements, or teach at public or not-for-profit educational institutions; (iv) subject to any applicable Company policies, make personal investments in such form or manner as will neither require Executive’s services in the operation or affairs of the companies or enterprises in which such investments are made nor subject Executive to any conflict of interest with respect to Executive’s duties to the Company; and (v) serve, with the written approval of the Board, as a director of one or more public corporations, in each case so long as any such activities do not significantly interfere with the performance of Executive’s responsibilities under this Agreement.

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(c) Policies. Executive shall faithfully adhere to, execute, and fulfill all lawful policies established by the Company as are communicated to him by the Company.

(d) Place of Performance. In connection with his employment by the Company, Executive shall be based at the Company’s principal executive offices in Boca Raton, Florida.

2. Compensation. For all services rendered by Executive, the Company shall compensate Executive as follows:

(a) Base Salary. Effective on the Effective Date, the base salary (“Base Salary”) payable to Executive shall be four hundred twenty five thousand dollars ($425,000) per year, payable on a regular basis in accordance with the Company’s standard payroll procedures, but not less than monthly. After the completion of the second year of the Term, the Board or a committee of the Board shall review Executive’s performance on at least an annual basis and may make increases to such Base Salary if, in its sole discretion, any such increase is warranted. The Board may reduce the Base Salary without Executive’s consent only if such reduction applies in the same or greater percentage to all other executives of the Company at the Vice President level and above.

(b) Cash Bonus. Executive shall be entitled to participate in the Company’s annual short-term incentive compensation program, as such program may exist from time to time, at a level commensurate with that being offered to other executives of the Company at the Vice President level and above. For calendar years beginning on or after January 1, 2016, the percentage of Base Salary targeted as annual, cash, short-term incentive compensation for each calendar year during the Term shall be fifty percent (50%) of Base Salary (the “Targeted Annual Bonus Award”). Executive acknowledges that the amount of annual short-term incentive compensation, if any, to be awarded shall be at the sole, good faith discretion of the Board or a committee of the Board, may be less or more than the Targeted Annual Bonus Award, and will be based on a number of factors determined by the Board or a committee of the Board for each calendar year, including the Company’s performance in connection with, among other factors, the clinical program, regulatory filings, commercialization and/or sales, and Executive’s individual performance. Except as set forth in Section 3(b)(ii), Executive must be employed by the Company on the date on which short-term incentive compensation is paid in order to receive such short-term incentive compensation.

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(c) Stock Options. As soon as practicable following the Effective Date, the Company shall grant to Executive, pursuant to the Company’s Amended and Restated 2012 Stock Incentive Plan, as the same may be amended from time to time (the “Plan”), stock options to purchase 325,000 shares of the Company’s common stock. The stock options shall be subject to the terms and conditions set forth in the Plan and in the stock option agreement to be executed by the Company and Executive and will vest monthly in one-twelfth (1/12) increments for a period of twelve (12) months beginning on the one (1) month anniversary of the date of grant. Additional options or other equity compensation may be granted at the Board’s discretion. All stock options or other equity compensation granted to Executive during the Term under the Plan shall vest upon a change in control as described and defined in Section 9 of the Plan.

(d) Executive Perquisites, Benefits, and Other Compensation. Executive shall be entitled to receive additional benefits and compensation from the Company in such form and to such extent as specified below:

(i) Insurance Coverage. During the Term, and as otherwise provided within the provisions of each of the respective plans, the Company shall make available to Executive all employee benefits to which other executives of the Company are entitled to receive, subject to the eligibility requirements and other provisions of such arrangements as applicable to executives of the Company generally. Such benefits shall include, but shall not be limited to, comprehensive health and major medical insurance, dental and life insurance, and short-term and long-term disability.

(ii) Reimbursement for Expenses. Reimbursement for business travel and other out-of-pocket expenses reasonably incurred by Executive in the performance of Executive’s services under this Agreement, including, but not limited to, industry appropriate seminars and subscriptions and applicable licensing and continuing education expenses. All reimbursable expenses shall be appropriately documented in reasonable detail by Executive upon submission of any request for reimbursement and shall be in a format and manner consistent with the Company’s expense reporting policy.

(iii) Paid Time Off. Executive shall be eligible to accrue a maximum of twenty (20) days of paid time off (“PTO”) for each calendar year of the Term. Executive shall accrue this PTO at the rate of 6.154 hours per bi-weekly period. The maximum amount of accrued PTO during any year of the Term is one hundred sixty (160) hours. Upon reaching this maximum, Executive shall cease to accrue PTO until this limit is reduced below the one hundred sixty (160) hours threshold.

(iv) Other Executive Perquisites. The Company shall provide Executive with other executive perquisites as may be made available to or deemed appropriate for Executive by the Board or a committee of the Board and participation in all other Company-wide employee benefits as are available to the Company’s executives from time to time, including any plans, programs, or arrangements relating to retirement, deferred compensation, profit sharing, 401(k), and employee stock ownership.

(v) Working Facilities. During the Term, the Company shall furnish Executive with an office, staffing and administrative support and such other facilities and services suitable to Executive’s position with the Company and adequate for the performance of his duties hereunder, which will be reviewed and provided based on the Company’s needs.

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3. Term of Employment.

(a) Termination Under Certain Circumstances.

(i) Death. Executive’s employment and the Term shall be automatically terminated, without notice, effective upon the date of Executive’s death.

(ii) Disability. If, as a result of incapacity due to physical or mental illness or injury, Executive shall have been absent from Executive’s full-time duties hereunder for six (6) consecutive months, then thirty (30) days after giving written notice to Executive (which notice may occur before or after the end of such six (6) month period, but which shall not be effective earlier than the last day of such six (6) month period), the Company may terminate Executive’s employment and the Term, provided Executive is unable to resume Executive’s full-time duties at the conclusion of such notice period. Before such termination, the Company shall engage in an interactive process to determine if Executive can perform the essential functions of the job with accommodation.

(iii) Termination by the Company for Good Cause. The Company may terminate Executive’s employment and the Term upon ten (10) days prior written notice to Executive for “Good Cause,” which shall mean any one or more of the following: (A) Executive’s material breach of this Agreement (continuing for thirty (30) days after receipt of written notice of need to cure, if, in the Company’s determination, such breach is curable); (B) Executive’s negligence in the performance or intentional nonperformance (continuing for thirty (30) days after receipt of written notice of need to cure, if, in the Company’s determination, such breach is curable) of any of Executive’s material duties and responsibilities; (C) Executive’s willful dishonesty, fraud, or misconduct with respect to the business or affairs of the Company; (D) Executive’s indictment for, conviction of, or guilty or nolo contendre plea to a felony crime involving dishonesty or moral turpitude whether or not relating to the Company; (E) a confirmed positive illegal drug test result; or (F) a material sanction is imposed on Executive by any applicable professional organization or professional governing body (including, for the avoidance of doubt, a medical regulatory board).

(iv) Termination by the Company Without Good Cause. The Company may terminate Executive’s employment and the Term at any time without Good Cause.

(v) Termination by Executive Without Good Reason. Executive, at his option and upon written notice to the Company, may terminate Executive’s employment and the Term without Good Reason (as defined below) at any time, effective on the date of that notice.

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(vi) Termination by Executive With Good Reason. At any time during the Term, Executive may terminate his employment and the Term for Good Reason. For purposes of this Agreement, “Good Reason” shall mean (A) the assignment to Executive of material duties inconsistent with Executive’s position as the Chief Clinical Officer (including status, office, titles and reporting requirements), or any other action by the Company that results in a material diminution in such position, excluding for this purpose (i) any action not taken in bad faith and that is remedied by the Company promptly after receipt of a Notice of Termination for Good Reason (as defined below) thereof given by Executive and (ii) any action taken following a change in control of the Company, including, but not limited to, a change in reporting requirements and/or responsibilities if the Company ceases to be a standalone public reporting company following such change in control; (B) the Company requiring Executive to be based at any office or location other than in Palm Beach County, Florida, or within thirty five (35) miles of such location, or such other location as mutually agreed to by the Company and Executive, except for travel reasonably required in the performance of Executive’s responsibilities; or (C) any material failure by the Company to comply with any of the provisions of this Agreement, other than a failure not occurring in bad faith and that is remedied by the Company promptly after receipt of a Notice of Termination for Good Reason given thereof by Executive. A termination of employment by Executive for Good Reason shall be effected by Executive’s giving the Board written notice (“Notice of Termination for Good Reason”) of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which Executive relies, within ninety (90) days of the initial existence of one of the conditions constituting Good Reason. A termination of employment by Executive for Good Reason shall be effective on the thirty-first (31st) day following the date when the Notice of Termination for Good Reason is given to the Company; provided that such a termination of employment shall not become effective if the Company shall have substantially corrected the circumstance giving rise to the Notice of Termination for Good Reason within thirty (30) days after the Company’s receipt of such Notice of Termination for Good Reason.

(b) Result of Termination.

(i) Except as otherwise set forth in this Agreement, in the event of the termination of Executive’s employment and the Term pursuant to Sections 3(a)(i) (“Death”), 3(a)(ii) (“Disability”), 3(a)(iii) (“Termination by the Company for Good Cause”), or 3(a)(v) (“Termination by Executive Without Good Reason”) above, Executive shall receive no further compensation under this Agreement other than the payment of Base Salary as shall have accrued and remained unpaid as of the date of termination and accrued but unused PTO.

(ii) In the event of the termination of Executive’s employment and the Term pursuant to Sections 3(a)(iv) (“Termination by the Company Without Good Cause”) or 3(a)(vi) (“Termination by Executive With Good Reason”) above, (i) Executive shall, for a period of twelve (12) months following the effective date of such termination, continue to receive his then current annual Base Salary, as provided in Section 2(a), (ii) Executive shall receive any and all Targeted Annual Bonus Awards that would be due and payable during the twelve (12) month period following the effective date of such termination absent such termination of employment, as provided in Section 2(b) under the terms of the Company’s annual short-term incentive program, which shall be paid to Executive when paid to other similarly situated executives of the Company, (iii) Executive shall receive a continuation of the insurance benefits for Executive and his immediate family as applicable, in effect at termination, for twelve (12) months after the effective date of such termination (or if continuation under the Company’s then current plans is not allowed, then provision at the Company’s expense for substantially similar welfare benefits from one or more third party providers) at the same premium cost to Executive which was paid by Executive at the time such benefits were provided during the Term or, if such premiums should change during such twelve (12) month period, at premium costs available and relevant to similarly situated executives of the Company, (iv) all unvested equity compensation granted after the date hereof and held by Executive in his capacity as an employee of the Company on the effective date of the termination shall vest as of the effective date of such termination and (v) Executive shall receive payment for accrued but unused PTO.

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(c) Release. Notwithstanding any other provision in this Agreement to the contrary, as a condition precedent to receiving any post-termination payments or benefits identified in Section 3(b)(ii) of this Agreement, Executive agrees to execute (and not revoke) a full and complete release of all claims against the Company and its affiliates, in form and substance reasonably acceptable to the Company (the “Release”). If Executive fails to execute and deliver the Release, or revokes the Release, within twenty-one (21) days following the date of termination, or breaches any term of this Agreement or any other agreement between Executive and the Company while receiving such post-termination payments or benefits, Executive agrees that he shall not be entitled to receive any such post-termination payments. For purposes of this Agreement, the Release shall be deemed to have been executed by Executive if it is signed by his legal representative in the case of legal incompetence or on behalf of Executive’s estate in the case of his death.

(d) Section 409A. Any payments made by the Company pursuant to Section 3(b)(ii) (except for Targeted Annual Bonus Awards, which shall be paid to Executive when paid to other similarly situated executives of the Company) shall be paid on a monthly basis beginning on the first payroll date following Executive’s “separation from service” within the meaning of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), and not in a lump sum and shall be treated as a series of separate payments for purposes of Section 409A. Executive shall receive no additional compensation following any termination except as provided herein. In the event of any termination, Executive shall resign all positions with the Company and its subsidiaries. If Executive is a “specified employee” within the meaning of Section 409A, then payments identified in Section 3(b)(ii) of this Agreement shall not commence until six (6) months following “separation from service” within the meaning of Section 409A to the extent necessary to avoid the imposition of the additional twenty percent (20%) tax under Section 409A (and in the case of installment payments, the first payment shall include all installment payments required by this subsection that otherwise would have been made during such six-month period). If the payments described in Section 3(b)(ii) must be delayed for six (6) months pursuant to the preceding sentence, Executive shall not be entitled to additional compensation to compensate for such delay period. Upon the date such payment would otherwise commence, the Company shall reimburse Executive for such payments, to the extent that such payments otherwise would have been paid by the Company had such payments commenced upon Executive’s “separation from service” within the meaning of Section 409A. Any remaining payments shall be provided by the Company in accordance with the schedule and procedures specified herein. This Agreement is intended to satisfy the requirements of Section 409A with respect to amounts subject thereto, and shall be interpreted and construed consistent with such intent. Any reimbursements by the Company to Executive of any eligible expenses under this Agreement that are not excludable from Executive’s income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the last day of the taxable year of Executive following the year in which the expense was incurred. The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to Executive, during any taxable year of Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of Executive. The right to Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, the Company does not make any representation to Executive that the payments or benefits provided under this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless Executive or any beneficiary for any tax, additional tax, interest or penalties that Executive or any beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

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4. Competition and Non-Solicitation.

(a) Interests to be Protected. The parties acknowledge that Executive will perform essential services for the Company, its employees, and its stockholders during the term of Executive’s employment with the Company. Executive will be exposed to, have access to, and work with, a considerable amount of confidential information. The parties also expressly recognize and acknowledge that the personnel of the Company have been trained by, and are valuable to, the Company and that the Company will incur substantial recruiting and training expenses if the Company must hire new personnel or retrain existing personnel to fill vacancies. The parties expressly recognize that it could seriously impair the goodwill and diminish the value of the Company’s business should Executive compete with the Company in any manner whatsoever. The parties acknowledge that this covenant has an extended duration; however, they agree that this covenant is reasonable and it is necessary for the protection of the Company, its stockholders, and employees. For these and other reasons, and the fact that there are many other employment opportunities available to Executive if his employment is terminated, the parties are in full and complete agreement that the following restrictive covenants are fair and reasonable and are entered into freely, voluntarily, and knowingly. Furthermore, each party was given the opportunity to consult with independent legal counsel before entering into this Agreement.

(b) Non-Competition. During the term of Executive’s employment with the Company and for eighteen (18) months after the termination of Executive’s employment with the Company, regardless of the reason therefor, Executive shall not (whether directly or indirectly, as owner, principal, agent, five percent (5%) or greater stockholder, director, officer, manager, employee, partner, participant, or in any other capacity) engage or become financially interested in any Competitive Business conducted within the Restricted Territory (as defined below). As used herein, the term “Competitive Business” shall mean any business that directly or indirectly is or may be competitive with the business of the Company, including, but not limited to, any business in the pharmaceutical industry, and the term “Restricted Territory” shall mean any state or other geographical area in which the Company has demonstrated an intent to develop, commercialize, and/or distribute products during Executive’s employment with the Company. Executive hereby agrees that, as of the date hereof, during Executive’s employment with the Company, the Company has demonstrated an intent to develop, commercialize, and/or distribute products throughout the United States of America and US, CA, Mexico, Europe, Australia, South Africa, Russia, Israel, Japan, and South Korea.

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(c) Non-Solicitation of Employees. During the term of Executive’s employment and for a period of twenty-four (24) months after the termination of Executive’s employment with the Company, regardless of the reason therefor, Executive shall not directly or indirectly, for the Company, or on behalf of, or in conjunction with, any other person, company, partnership, corporation, governmental or other entity, solicit for employment, seek to hire, or hire any person who is employed by or was employed by the Company, or is or was a consultant or independent contractor of the Company, within twenty-four (24) months of the termination of Executive’s employment for the purpose of having any such employee, consultant or independent contractor engage in services that are the same as or similar or related to the services that such employee, consultant or independent contractor provided for the Company.

(d) Non-Solicitation of Customers. During the term of Executive’s employment and for a period of twenty-four (24) months after the termination of Executive’s employment with the Company, regardless of the reason therefor, Executive shall not directly or indirectly, for the Company, or on behalf of, or in conjunction with, any other person, company, partnership, corporation, or governmental entity, call on, solicit, or engage in business with, any of the actual or targeted prospective customers or clients of the Company on behalf of any person or entity in connection with any Competitive Business, nor shall Executive make known the names and addresses of such actual or targeted prospective customers or clients, or any information relating in any manner to the trade or business relationships of the Company with such customers or clients, other than in connection with the performance of Executive’s duties under this Agreement, and/or persuade or encourage or attempt to persuade or encourage any persons or entities with whom the Company does business or has some business relationship to cease doing business or to terminate its business relationship with the Company or to engage in any Competitive Business on its own or with any competitor of the Company.

(e) Employee Assignment, Invention and Confidentiality Agreement. Executive hereby reaffirms, acknowledges, and agrees that he is subject to the terms and conditions set forth in that certain Employee Assignment, Invention and Confidentiality Agreement (the “CDA”) previously entered into by and between the Company and Executive and that this Agreement does not modify or amend the CDA.

(f) Equitable Relief. In the event a violation of any of the restrictions contained in this Section 4 occurs, the Company shall be entitled to preliminary and permanent injunctive relief (without being required to post bond), reasonable attorneys’ fees, and damages and an equitable accounting of all earnings, profits, and other benefits arising from such violation, which right shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event of a violation of any provision of Section 4(b), Section 4(c), or Section 4(d), the period for which those provisions would remain in effect shall be extended for a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation shall have been finally terminated in good faith.

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(g) Restrictions Separable. If the scope of any provision of this Agreement (whether in this Section 4 or otherwise) is found by a court to be too broad to permit enforcement to its full extent, then such provision shall be enforced to the maximum extent permitted by law. The parties agree that the scope of any provision of this Agreement may be modified by a judge in any proceeding to enforce this Agreement, so that such provision can be enforced to the maximum extent permitted by law. Each and every restriction set forth in this Section 4 is independent and severable from the others, and no such restriction shall be rendered unenforceable by virtue of the fact that, for any reason, any other or others of them may be unenforceable in whole or in part.

5. Return of Company Property. At any time as requested by the Company, or upon the termination of Executive’s employment with the Company for any reason, Executive shall deliver promptly to the Company all files, lists, books, records, manuals, memoranda, drawings, and specifications; all other written or printed materials and computers, cell phones, and other equipment that are the property of the Company (and any copies of them); and all other materials that may contain confidential information relating to the business of the Company, which Executive may then have in his possession or control, whether prepared by Executive or not.

6. No Prior Agreements. Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive and Executive’s employment by the Company and the performance of Executive’s duties hereunder will not violate or be a breach of any agreement with a former employer, client, or any other person or entity. Further, Executive agrees to indemnify the Company for any claim, including, but not limited to, attorneys’ fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against the Company based upon or arising out of any non-competition, invention, or secrecy agreement between Executive and such third party that was in existence as of the date of this Agreement.

7. Miscellaneous.

(a) Notice. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made, and received (i) if personally delivered, on the date of delivery, (ii) if by e-mail transmission, upon receipt, (iii) if mailed United States mail, registered or certified, return receipt requested, postage prepaid, and addressed as provided below, upon receipt or refusal of delivery, or (iv) if by a courier delivery service providing overnight or “next-day” delivery, upon receipt or refusal of delivery, in each case addressed as follows:
To the Company:	TherapeuticsMD, Inc.
6800 Broken Sound Parkway NW, 3rd Floor
Boca Raton, Florida 33487
Attention: Robert Finizio
Phone: (561) 961-1900
E-Mail: Rob.Finizio@TherapeuticsMD.com

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With a copy, which shall not constitute notice, to:

TherapeuticsMD, Inc.
6800 Broken Sound Parkway NW, 3rd Floor
Boca Raton, Florida 33487
Attention: Chief Legal Office, Corporate and Compliance
Phone: (561) 961-1900
E-Mail: Andi.Drucker@TherapeuticsMD.com

To Executive:	Brian Bernick

Phone:
E-Mail:

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 7 for the giving of notice.

(b) Indulgences; Waivers. Neither any failure nor any delay on the part of either party to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege, nor shall any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any other occurrence. No waiver shall be binding unless executed in writing by the party making the waiver.

(c) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the laws of the State of Florida, notwithstanding any Florida or other conflict-of-interest provisions to the contrary. Venue for any action arising out of this Agreement or the employment relationship shall be brought only in courts of competent jurisdiction in or for Palm Beach County, Florida and each party hereby irrevocably waives, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue in such courts and submits to the jurisdiction of such courts. THE PARTIES (BY THEIR ACCEPTANCE HEREOF) HEREBY KNOWINGLY, IRREVOCABLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY DISPUTES BASED UPON OR ARISING OUT OF THIS AGREEMENT.

(d) Execution in Counterpart. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as the signatories.

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(e) Entire Agreement. Except as herein contained, this Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements, and conditions, express or implied, oral or written, which shall no longer have any force or effect. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

(f) Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

(g) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays, and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday, or holiday, then the final day shall be deemed to be the next day that is not a Saturday, Sunday, or holiday.

(h) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto; provided that because the obligations of Executive hereunder involve the performance of personal services, such obligations shall not be delegated by Executive. For purposes of this Agreement, successors and assigns shall include, but not be limited to, any individual, corporation, trust, partnership, or other entity that acquires a majority of the stock or assets of the Company by sale, merger, consolidation, liquidation, or other form of transfer. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(i) Tax Withholding. The Company may withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THERAPEUTICSMD, INC.

By:	/s/ Robert Finizio
Name:	Robert Finizio
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Brian Bernick
Brian Bernick

[Signature Page to Employment Agreement]